                                    HALE LANE
                5441 Kietzke Lane, Second Floor Reno, Nevada 89511
                            Telephone (775) 327-3000
                         Website http://www.halelane.com

                                February 4, 2005

OPINION LETTER

Ormat Funding Corp.
980 Greg Street
Sparks, Nevada 89431

Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York  10112

Each of the Guarantors Listed on
Schedule A hereto

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of (i) $190,000,000 aggregate principal amount of 8 1/4% Senior Secured Notes due 2020 (the "Exchange Notes") of Ormat
Funding Corp. (the "Company") to be issued in exchange for the Company's outstanding 8 1/4% Senior Secured Notes due 2020 pursuant to:

         (a) the Indenture, dated as of February 13, 2004, between the Company,
Brady Power Partners, a Nevada general partnership ("Brady Power Partners"),
OrMammoth Inc., a Delaware corporation ("OrMammoth"), ORNI 1 LLC, a Delaware limited liability company ("ORNI 1"), ORNI 2 LLC, a Delaware limited liability company ("ORNI 2"), ORNI 7 LLC, a Delaware limited liability company ("ORNI 7"),
Steamboat Development Corp., an Utah corporation ("Steamboat Development"), and
Steamboat Geothermal LLC, a Delaware limited liability company ("Steamboat
Geothermal"), and Union Bank of California, N.A. as trustee (the "Trustee"), as supplemented by (1) the First Supplemental Indenture dated as of May 14, 2004 between the Company, Brady Power Partners, OrMammoth, ORNI 1, ORNI 2, ORNI 7,
Steamboat Development and Steamboat Geothermal, and the Trustee, (2) the Second
Supplemental Indenture, dated as of December 21, 2004, between the Company,
Brady Power Partners, OrMammoth, ORNI 1, ORNI 2, ORNI 7, Steamboat Development
and Steamboat Geothermal and the Trustee, and (3) the Third Supplemental
Indenture, dated as of December 31, 2004, between the Company, Brady Power
Partners, OrMammoth, ORNI 1, ORNI 2, ORNI 7, Steamboat Development, Steamboat
Geothermal and Ormesa LLC, a Delaware limited liability company ("Ormesa" and collectively with Brady Power Partners, OrMammoth, ORNI 1, ORNI

2, ORNI 7, Steamboat Development, Steamboat Geothermal and the Company, the
"Registrants") (as so supplemented, the "Indenture"),

         (b) the Registration Rights Agreement, dated as of February 13, 2004
(the "Registration Rights Agreement"), by and among the Company, Brady Power
Partners, Steamboat Development, Steamboat Geothermal, OrMammoth, ORNI 1, ORNI
2, ORNI 7, and Lehman Brothers Inc., and

         (c) the guarantee of the Company's obligations under the Exchange Notes by Brady Power Partners issued pursuant to the Guarantee, dated as of February
13, 2004, by Brady Power Partners in favor of the Trustee (the "Guarantee").

         We, as special counsel to Brady Power Partners, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

         In rendering the opinions which follow, we have examined and relied upon the following documents:

         (a) The Guarantee;

         (b) The Amended and Restated Agreement of General Partnership of Brady
Power Partners dated as of February 20, 1995 and effective as of May 9, 1995, as amended by that Amendment No. 1 to Amended and Restated Agreement of General
Partnership of Brady Power Partners dated March 20, 1995, and as further amended by that certain Amendment No. 2 to the First Amended and Restated Agreement of
General Partnership agreement of Brady Power Partners dated February 10, 2004
("Amendment No. 2") (collectively, the "Brady Partnership Agreement");

         (c) Certificate of Business; Fictitious Firm Name as to Brady Power
Partners filed with the County Clerk of Churchill County, Nevada, on January 20,
2004;

         (d) Written Consent of General Partners of Brady Power Partners dated
January 31, 2005 (the "Brady Consent"); and

         (e) Certificate of General Partners of Brady Power Partners dated
February 5, 2005 (the "Brady Certificate").

         Based upon the foregoing, and subject to the qualifications and limitations stated therein, we are of the opinion that:

         1.       Brady Power Partners is a partnership duly formed, validly existing and in good standing under the laws of the State of
                  Nevada.

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         2.       Brady Power Partners has all requisite partnership power and authority to execute, deliver and perform all of its
                  obligations under the Guarantee.

         3.       The execution and delivery of the Guarantee has been duly
                  authorized or ratified by all necessary partnership action on behalf of Brady Power Partners, and the Guarantee has been executed and delivered by Brady Power Partners.

         We are opining herein as to the effect on the subject transaction only of the internal laws of the State of Nevada. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

         In connection with the foregoing, we have assumed that at the time of the issuance and delivery of the Exchange Notes the performance by Brady Power
Partners of its obligations under the Guarantee will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over Brady Power Partners and will not result in a default under or a breach of any agreement or instrument then binding upon Brady
Power Partners.

         In rendering the foregoing opinion, we have relied as to certain matters on information obtained from public officials, officers of the
Registrants and other sources believed by us to be responsible, and we have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee, (ii) the signatures on all documents examined by us are genuine,
(iii) the conformity to original documents submitted to us as photocopies, (iv)
the authenticity of all documents submitted to us as original and (v) the due authorization, execution and delivery of all documents examined by us by all parties other than Brady Power Partners, and (vi) that all individuals who may have executed any of the documents reviewed by us had the legal capacity to so execute such documents.

         We hereby grant permission to Chadbourne & Parke LLP to rely exclusively on this opinion with respect to matters of Nevada law in its opinion dated February 5, 2005.

         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to us in the heading "Validity of the Securities" in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act.

         We are opining herein as to the effect on the subject transaction only of the internal laws of the State of Nevada. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

                                          Very truly yours,

                                          /s/ Hale Lane Peek Dennison and Howard
                                          Professional Corporation

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                                   Schedule A

         Brady Power Partners
         OrMammoth Inc.
         Ormesa LLC
         ORNI 1 LLC
         ORNI 2 LLC
         ORNI 7 LLC
         Steamboat Development Corp.
         Steamboat Geothermal LLC

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